Exhibit 8.1

List of Consolidated Entities of Noah Holdings Limited

Name	Jurisdiction of Incorporation	Affiliate Relationship with the Registrant
Shanghai Noah Rongyao Investment Consulting Co., Ltd.	China	Wholly-owned subsidiary

Tianjin Noah Wealth Management Consulting Co., Ltd.	China	Wholly-owned subsidiary

Shanghai Noah Yuanzheng Investment Consulting Co., Ltd.	China	Wholly-owned subsidiary

Shanghai Rongyao Information Technology Co., Ltd	China	Wholly-owned subsidiary

Kunshan Noah Xingguan Investment Management Co., Ltd	China	Wholly-owned subsidiary

Noah Private Wealth Management (Hong Kong) Limited	Hong Kong	Wholly-owned subsidiary

Noah Holdings (Hong Kong) Limited	Hong Kong	Wholly-owned subsidiary

Shanghai Noah Investment Management Co., Ltd.	China	Variable interest entity

Shanghai Noah Rongyao Insurance Brokerage Co., Ltd.	China	Variable interest entity’s subsidiary

Noah Upright (Shanghai) Fund Investment Consulting Co., Ltd.*	China	Variable interest entity’s subsidiary

Tianjin Gefei Asset Management Co., Ltd.	China	Variable interest entity’s subsidiary

Gefei Asset Management Co., Ltd.	China	Variable interest entity’s subsidiary

*	Formerly known as Shanghai Noah Investment Consulting Co., Ltd., which name change occurred on February 27, 2012.